Exhibit 24



			Power of Attorney

I hereby authorize and designate each of Julia L. Chen, Melodie T. Morin, and Agustina B. Curet, with full power of substitution and resubstitution to each, to execute and file with the United States Securities and Exchange Commission on my behalf all Forms 3, 4, and 5 (including any amendments thereto) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder (the "Act") with respect to securities of THERMO FISHER SCIENTIFIC INC. (the "Company"). This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company unless earlier revoked in writing. The undersigned acknowledges that each such attorney-in-fact, in serving in such capacity is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Act.


Date:	November 28, 2022

/s/ C. Martin Harris